EXHIBIT 4.3

                               AMENDMENT NO. 1 TO

                              THE RIGHTS AGREEMENT

         This Amendment No. 1 to the Rights Agreement (this "Amendment"), dated as of January 13, 1999, is an amendment to the Rights Agreement, dated as of May 27, 1997 (the "Rights Agreement"), between Snyder Oil Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

         WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof with Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), pursuant to which the Company will merge with and into Santa Fe on the terms set forth therein (the "Merger"); and

         WHEREAS, pursuant to and in compliance with Section 29 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment;

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

         Section 1.   AMENDMENTS.

         (a) The first sentence of the Rights Agreement is hereby amended by inserting after "May 27, 1997" the phrase ", as amended as of January 13, 1999."

         (b) Section 1 of the Rights Agreement is hereby amended by adding a new last sentence to the definition of "Acquiring Person" so that the last sentence of the definition of "Acquiring Person" shall read in its entirety as follows:

         "In addition, notwithstanding the foregoing, Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), shall not be deemed to be an "Acquiring Person" for purposes of this Agreement."

         (c) Section 3(d) of the Rights Agreement is hereby amended by inserting after "May 27, 1997" in line 4 of the legend set forth therein the phrase ", as amended as of January 13, 1999."

         (d) Section 14 of the Rights Agreement is hereby amended by adding the following paragraph to the end of Section 14 so that the last paragraph of
Section 14 shall read in its entirety as follows:

          "Notwithstanding any other provision of this Agreement, neither of the following events shall constitute an occurrence of the events referred to in Section 14(a)(i),
          (ii) or  (iii)  hereof:  (A)  the  announcement,  approval, execution or delivery of the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 13, 1999, between the Company and Santa Fe, and any amendments thereto in accordance with its terms, pursuant to which the Company will merge with and into Santa Fe on the terms set forth therein (the "Merger") or (B) the consummation of the Merger."

          (e) The Rights  Agreement  is hereby  amended by adding the  following
Section 36 after Section 35 such that the last section of the Rights Agreement shall read in its entirety as follows:

          "Section 36. SANTA FE MERGER. Anything in this Agreement to the contrary notwithstanding, the announcement, approval, execution or delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement (including the Merger) shall not cause Santa Fe or any Affiliates or Associates of Santa Fe to be deemed an Acquiring Person or to give rise to a Distribution Date, any event referred to in Section 12 hereof, any of the events referred to in Section 14 (a)(i),
          (ii) or (iii)  hereof or a Shares Acquisition Date."

         (f) The Form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby amended by inserting after "May 27, 1997" in line 4 thereof the phrase ", as amended as of January 13, 1999."

         Section 2.  REMAINDER OF AGREEMENT  Not  Affected.  Except set forth in
Section 1 hereof, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         Section 3. AUTHORITY. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          Section 4. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          Section 5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.





ATTEST:                             SNYDER OIL CORPORATION

By:  __________________________     By:  ______________________________
        Name:                               Name:
        Title:                              Title:


ATTEST:                             CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                                                     As Rights Agent

By:  __________________________     By:  ______________________________
        Name:                               Name:
        Title:                              Title: